Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Maverix Metals Inc.

We consent to the use of our report dated March 27, 2019, with respect to the consolidated statements of financial position of Maverix Metals Inc. as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, cash flows and changes in equity for the years then ended, and the related notes, incorporated by reference into this Registration Statement on Form F-10/A, and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

September 13, 2019

Vancouver, Canada